 Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 760-1104

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS SECOND QUARTER RESULTS

Adjusts 2019 Guidance for Recent Acquisitions and Capital Markets Activity

BOSTON, August 8, 2019 – Plymouth Industrial REIT, Inc. (NYSE America: PLYM) (the “Company”) today announced its consolidated financial results for the second quarter ended June 30, 2019 and other recent developments.

Second Quarter and Subsequent Highlights

•         Reported results for the second quarter of 2019 reflect a net loss attributable to common stockholders of $6.0 million, or $(0.88) per weighted average common share; net operating income (“NOI”) of $11.0 million; Funds from Operations attributable to common stockholders and unit holders (“FFO”) of $0.50 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.43 per weighted average common share and units. FFO and AFFO per weighted average common share and units reflect approximately 3.85 million common shares issued during the first half of 2019 through a follow-on common stock offering and the Company’s at-the-market equity (“ATM”) program.

•         For the second quarter of 2019, declared a regular quarterly cash dividend of $0.375 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the “Preferred Stock”).

•         Capital markets activity significantly improved the Company’s balance sheet with a total of 3.6 million shares issued during the second quarter, raising net proceeds of $58.3 million, and a new $100 million secured credit facility completed in August 2019 with expanded capacity, lower borrowing costs and greater flexibility.

•         During the second quarter of 2019 and to date in the third quarter of 2019, the Company acquired, or agreed to acquire, 16 properties totaling 2.8 million square feet in one-off and portfolio transactions representing total consideration of approximately $113 million.

•         To reflect the impact from a follow-on common stock offering and recent acquisition activity noted above, adjusted the 2019 full year expected results to a net loss of $(1.33) to $(1.30) per share; Nareit FFO attributable to common stockholders and unit holders of $2.10 to $2.13 per diluted share; and AFFO of $1.73 to $1.76 per diluted share.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “Our second quarter results were in line with our short-term expectations and our outlook for the year. We executed on the main priorities of leasing the portfolio, sourcing new acquisition opportunities and improving our capital structure. The increase in portfolio occupancy is expected to continue during the second half of the year as we maintain leasing momentum on renewals and current vacancy. The pace of acquisitions has accelerated to date in the third quarter, and we continue to work on new opportunities from our pipeline. This activity is possible due to the improvements we made to our balance sheet with a successful equity offering and ATM activity during the second quarter along with a significantly expanded credit facility with lower borrowing costs.”

Financial Results for the Second Quarter of 2019

The completion of a follow-on common stock offering in July 2018, a follow-on common stock offering in May 2019 and the strategic investment by Madison International Realty in December 2018 provided the Company with a meaningfully different capital structure for the second quarter of 2019 compared to the second quarter of 2018. The Company believes the use of the respective proceeds and related higher share count, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net loss attributable to common stockholders for the quarter ended June 30, 2019 was $6.0 million, or $(0.88) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $7.7 million, or $(2.27) per weighted average common share, for the same period in 2018. The decrease in net loss was primarily due to an increase in net operating income partially offset by redemption value per the terms of the Series B Preferred Stock agreement. Weighted average common shares outstanding for the second quarters ended June 30, 2019 and 2018 were 6.8 million and 3.4 million, respectively. The year-over-year increase in weighted average common shares was related to the Company’s issuance of 425,000 shares of common stock on its ATM in the first and second quarters of 2019 and a follow-on offering of 3,425,000 shares of common stock in the second quarter of 2019.

Consolidated total revenues for the quarter ended June 30, 2019 were $17.0 million, compared with $12.0 million for the same period in 2018.

NOI for the quarter ended June 30, 2019 was $11.0 million compared with $8.2 million for the same period in 2018.

EBITDA for the quarter ended June 30, 2019 was $9.2 million compared with $6.7 million for the same period in 2018.

FFO attributable to common stockholders and unit holders for the quarter ended June 30, 2019 was $4.1 million, or $0.50 per weighted average common share and unit, compared with $1.6 million, or $0.39 per weighted average common share and unit for the same period in 2018, primarily as a result of the contribution from acquisitions. Weighted average common shares and units outstanding for the second quarters ended June 30, 2019 and 2018 were 8.0 million and 4.0 million, respectively. The year-over-year increase in weighted average common shares and units was related to the Company’s activity on its ATM in the first and second quarters of 2019 and the follow-on offering of common stock in the second quarter of 2019.

AFFO for the quarter ended June 30, 2019 was $3.4 million, or $0.43 per weighted average common share and unit, compared with $1.7 million, or $0.42 per weighted average common share and unit, for the same period in 2018, primarily driven by the change in FFO attributable to common stockholders and unit holders.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDA, FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDA, FFO and AFFO.

Capital Markets Activity

During April 2019, the Company issued approximately 147,000 common shares through its ATM program at an average price of $16.79 per share, raising approximately $2.4 million in net proceeds.

The Company also issued an aggregate of 3,425,000 shares of common stock in May 2019 in a follow-on offering at a public offering price of $17.50 per share, resulting in net proceeds to the Company of approximately $55.9 million. Proceeds from the offering were used to repay outstanding borrowings on the Company’s secured credit facility and fund acquisition activity during the second quarter and to date in the third quarter.

On August 7, 2019, the Company closed on a new $100 million secured credit facility led by KeyBank National Association, Barclays and Capital One. The new facility, which matures in August 2023, provides incremental borrowing capability along with a $100 million accordion feature and a 50-basis-point reduction in borrowing costs with interest at LIBOR plus a margin between 200 to 250 basis points, depending on the Company’s leverage.

Investment Activity

As of June 30, 2019, the Company had real estate investments comprised of 57 industrial properties totaling 12.5 million square feet with occupancy of 96.1%. During the second quarter of 2019 and to date in the third quarter of 2019, the Company acquired, or agreed to acquire, 16 properties totaling 2.8 million square feet in one-off and portfolio transactions representing total consideration of approximately $113 million. The acquisitions are expected to be funded with proceeds from the Company’s capital markets activity, borrowings on its secured credit facility and assumed financing.

On June 10, 2019, the Company completed the acquisition of a 485,000-square-foot, two-tenant Class B industrial building in Indianapolis, Indiana that is 100% leased for $17.1 million in cash. The acquisition is projected to provide an initial yield of 7.7%.

On July 29, 2019, the Company acquired a 129,000-square-foot multi-tenant Class B industrial building in St. Louis, Missouri for $5.4 million in cash. The acquisition is projected to provide an initial yield of 8.6%.

The Company signed a definitive agreement to acquire two industrial buildings in Memphis, Tennessee totaling 566,281 square feet for total consideration of $22.05 million. The acquisition is projected to provide an initial yield of 8.1% and is expected to close by September 30, 2019, subject to customary closing conditions.

The Company signed a definitive agreement to acquire a six-building light industrial and flex portfolio in Cincinnati and Columbus, Ohio totaling 591,695 square feet for total consideration of $36.2 million. The acquisition is projected to provide an initial yield of 8.4% and is expected to close by mid-August 2019, subject to customary closing conditions.

The Company is finalizing an agreement to acquire a seven-building Class B industrial portfolio in Chicago, Illinois totaling 1,071,129 square feet for $32.25 million in cash. The acquisition is projected to provide an initial yield of 8.25% and is expected to close by September 1, 2019, subject to customary closing conditions.

Leasing Activity

Leases commencing during the second quarter of 2019 totaled an aggregate of 714,000 square feet, 573,000 of which were leases of at least six months. The leases greater than six months included 253,000 square feet of renewal leases and 320,000 square feet of new leases, and the Company will experience an 8.3% increase in rental rates on a cash basis from these leases.

Quarterly Distributions to Stockholders

On May 31, 2019, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the second quarter of 2019. The dividend was paid on July 1, 2019 to stockholders of record on June 14, 2019.

On June 14, 2019, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.375 per share for the Company’s common stock for the second quarter of 2019. The dividend was payable on July 31, 2019, to stockholders of record on June 28, 2019.

Guidance for 2019

The Company adjusted its guidance for the year ending December 31, 2019 to reflect the impact from an equity offering and ATM activity during the quarter and recent acquisition activity. The Company now expects it results for 2019 to be in a range of a net loss of $(1.33) to $(1.30) per weighted average common share and operating unit outstanding, Nareit FFO attributable to common stockholders and unit holders of $2.10 to $2.13 per weighted average common share and unit and AFFO of $1.73 to $1.76 per weighted average common share and unit.

See “Non-GAAP Financial Measures” for a complete definition of FFO and AFFO and the financial table accompanying this press release for reconciliations of net income to FFO and AFFO.

A reconciliation of projected net loss per weighted average common share and unit outstanding to projected Nareit FFO attributable to common stockholders and unit holders per weighted average common share and unit and AFFO per weighted average common share and unit is provided as follows:

	Full Year
	2019 Range
	Low	High
Net loss	$(1.33)	$(1.30)
Add: Real estate depreciation & amortization	4.18	4.18
Less: Preferred stock dividends	(0.75)	(0.75)
FFO attributable to common stockholders and unit holders	2.10	2.13
Deferred finance fee amortization	0.13	0.13
Non-cash interest and dividends	(0.01)	(0.01)
Stock compensation	0.14	0.14
Change in fair value of warrant derivative	0.01	0.02
Straight-line rent	(0.06)	(0.07)
Above/below market lease rents	(0.14)	(0.16)
Recurring capital expenditures	(0.44)	(0.42)
AFFO attributable to common stockholders and unit holders	$1.73	$1.76

The Company’s guidance for net loss, FFO attributable to common stockholders and unit holders and AFFO attributable to common stockholders and unit holders for 2019 is based on the following assumptions. Other than noted below, this guidance excludes the potential impact of additional acquisitions or dispositions, if completed:

•	Total revenues of $71.6 million to $72.0 million
•	Net operating income of $46.85 million to $47.15 million
•	EBITDA of $39.4 million to $39.8 million
•	General and administrative expenses of $7.1 to $7.5 million, including non-cash expenses of $1.2 million
•	Same-store portfolio occupancy of 95% to 96%
•	Recurring capital expenditures of $3.5 million to $3.7 million
•	8.4 million weighted average common shares and operating partnership units outstanding for the year (9.8 million common shares and operating partnership units currently outstanding)
•	The completion of approximately $90.5 million in acquisitions currently under agreement between mid-August 2019 and September 30, 2019

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 1:00 p.m. Eastern Time. The number to call for this interactive teleconference is (412) 717-9587. A replay of the call will be available through August 15, 2019, by dialing (412) 317-0088 and entering the replay access code, 10133773.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2019	2018
Assets
Real estate properties	$474,734	$452,610
Less accumulated depreciation	(51,676)	(41,279)
Real estate properties, net	423,058	411,331

Cash	13,044	5,394
Cash held in escrow	8,775	7,808
Restricted cash	2,375	1,759
Deferred lease intangibles, net	34,931	37,940
Other assets	10,525	5,931
Total assets	$492,708	$470,163

Liabilities, preferred stock and equity (deficit)
Liabilities:
Secured debt, net	287,990	288,993
Borrowings under line of credit, net	—	28,187
Accounts payable, accrued expenses and other liabilities	26,577	21,996
Deferred lease intangibles, net	6,393	7,067
Total liabilities	320,960	346,243

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 2,040,000 shares issued and outstanding at June 30, 2019 and December 31, 2018 (aggregate liquidation preference of $51,000 at June 30, 2019 and December 31, 2018)	48,868	48,868
Series B; 4,411,764 shares issued and outstanding at June 30, 2019 and December 31, 2018, (aggregate liquidation preference of $97,183 and $96,689 at June 30, 2019 and December 31, 2018, respectively)	75,993	72,192

Equity (deficit):
Common stock, $0.01 par value: 900,000,000 shares authorized; 8,754,782 and 4,821,876 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	88	49

Additional paid in capital	177,557	126,327
Accumulated deficit	(143,406)	(137,983)
Total stockholders' equity (deficit)	34,239	(11,607)
Non-controlling interest	12,648	14,467
Total equity	46,887	2,860
Total liabilities, preferred stock and equity	$492,708	$470,163

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2019	2018	2019	2018

Rental revenue	$17,022	$11,976	$33,684	$23,406
Other revenue	—	71	—	521
Total revenues	17,022	12,047	33,684	23,927

Operating expenses:
Property	6,034	3,787	12,296	8,240
Depreciation and amortization	8,476	6,444	16,908	12,986
General and administrative	1,691	1,533	3,337	2,953
Total operating expenses	16,201	11,764	32,541	24,179

Other expense:
Interest expense	(3,576)	(4,216)	(7,418)	(8,202)
Loss on extinguishment of debt	—	(3,601)	—	(3,601)
Change in fair value of warrant derivative	(102)	—	(181)	48
Total other expense	(3,678)	(7,817)	(7,599)	(11,755)

Net loss	$(2,857)	$(7,534)	$(6,456)	$(12,007)

Less: loss attributable to non-controlling interest	$(380)	$(829)	$(1,033)	$(1,292)

Net loss attributable to Plymouth Industrial REIT, Inc.	$(2,477)	$(6,705)	$(5,423)	$(10,715)

Less: Preferred stock dividends	1,566	956	3,132	1,912
Less: Series B preferred stock accretion to redemption value	1,901	—	3,801	—
Less: amount allocated to participating securities	58	46	115	107
Net loss attributable to common stockholders	$(6,002)	$(7,707)	$(12,471)	$(12,734)

Net loss per share attributable to common stockholders	$(0.88)	$(2.27)	$(2.15)	$(3.61)

Weighted-average common shares outstanding basic and diluted	6,835,878	3,400,012	5,787,600	3,522,959

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income because it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements, management, leasing and development services revenue and other income) less property-level operating expenses including allocated overhead. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDA: We believe that earnings before interest, taxes, depreciation and amortization, or EBITDA, is helpful to investors as a supplemental measure of our operating performance as a real estate company because it is a direct measure of the actual operating results of our industrial properties. We also use this measure in ratios to compare our performance to that of our industry peers.

Funds From Operations attributable to common stockholders (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or NAREIT, definition, as net income, computed in accordance with GAAP, excluding: gains (or losses) from sales of property, depreciation and amortization of real estate assets, impairment losses, losses on extinguishment of debt and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO attributable to common stockholders and unit holders represents FFO reduced by dividends paid (or declared) to holders of our preferred stock.

In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is a follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. This restated definition does not give reference to the add back of loss on extinguishment of debt. Commencing on January 1, 2019, we will adopt the restated definition of NAREIT FFO on a prospective basis and will exclude the add back of loss on debt extinguishment.

Adjusted Funds From Operations attributable to common stockholders (“AFFO”): Adjusted funds from operation, or AFFO, is presented in addition to FFO. AFFO is defined as FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures includes expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, impairment losses, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance.

As with FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
NOI:	2019	2018	2019	2018
Net loss	$(2,857)	$(7,534)	$(6,456)	$(12,007)
General and administrative	1,691	1,533	3,337	2,953
Depreciation and amortization	8,476	6,444	16,908	12,986
Interest expense	3,576	4,216	7,418	8,202
Loss on extinguishment of debt	—	3,601	—	3,601
Change in fair value of warrant derivative	102	—	181	(48)
Other expense (income)	—	(71)	—	(521)
NOI	$10,988	$8,189	$21,388	$15,166

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
EBITDA:	2019	2018	2019	2018
Net loss	$(2,857)	$(7,534)	$(6,456)	$(12,007)
Depreciation and amortization	8,476	6,444	16,908	12,986
Interest expense	3,576	4,216	7,418	8,202
Loss on extinguishment of debt	—	3,601	—	3,601
EBITDA	$9,195	$6,727	$17,870	$12,782

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
FFO:	2019	2018	2019	2018
Net loss	$(2,857)	$(7,534)	$(6,456)	$(12,007)
Depreciation and amortization	8,476	6,444	16,908	12,986
Loss on extinguishment of debt	—	3,601	—	3,601
FFO:	$5,619	$2,511	$10,452	$4,580
Preferred stock dividends	(1,566)	(956)	(3,132)	(1,912)
FFO attributable to common stockholders and unit holders	$4,053	$1,555	$7,320	$2,668

Weighted average common shares and units outstanding	8,037	3,977	6,983	4,104
FFO attributable to common stockholders and unit holders per share	$0.50	$0.39	$1.05	$0.65

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
AFFO:	2019	2018	2019	2018
FFO attributable to common stockholders and unit holders	$4,053	$1,555	$7,320	$2,668
Deferred finance fee amortization	273	466	508	854
Non-cash interest expense	(62)	560	(93)	806
Stock compensation	305	200	593	400
Change in fair value of warrant derivative	102	—	181	—
Straight line rent	(223)	(461)	(481)	(818)
Above/below market lease rents	(344)	(306)	(685)	(717)
Recurring capital expenditure (1)	(687)	(350)	(1,246)	(1,342)
AFFO:	$3,417	$1,664	$6,097	$1,851

Weighted average common shares and units outstanding	8,037	3,977	6,983	4,104
AFFO per share	$0.43	$0.42	$0.87	$0.45

(1) Excludes non-recurring capital expenditures of $635 and $874 for the three months ended June 30, 2019 and 2018, respectively, and $1,688 and $1,247 for the six months ended June 30, 2019 and 2018, respectively.